Exhibit 21.1

Subsidiaries

Verenium Biofuels Corporation (Delaware)

Verenium Biofuels Louisiana LLC (Louisiana), a wholly-owned subsidiary of Verenium Biofuels Corporation

Verenium Biofuels Texas LLC (Delaware), a wholly-owned subsidiary of Verenium Biofuels Corporation

Galaxy Biofuels LLC (Delaware), a jointly-owned subsidiary of Verenium Biofuels Corporation and BP Biofuels North America LLC

Highlands Ethanol, LLC (Delaware), a jointly-owned subsidiary of Verenium Biofuels Corporation and BP Biofuels North America LLC